Exhibit (a)(5)(E)

FNFV Announces Final Results of Modified Dutch Auction Tender Offer

Jacksonville, Fla. – (March 26, 2015) – Fidelity National Financial Ventures (NYSE:FNFV), a tracking stock established to highlight the inherent value of the portfolio companies of Fidelity National Financial, Inc. (“FNF”), today announced the final results of its modified Dutch auction tender for the purchase of up to $185 million of FNFV common stock, which expired at the end of the day, 12:00 a.m., midnight, New York City time on March 20, 2015.

FNFV today accepted for purchase 12,333,333 million shares of FNFV common stock at a purchase price of $15.00 per common share, for a total aggregate cost of approximately $185 million, excluding fees and expenses related to the tender offer.

Based on the final count by Continental Stock Transfer & Trust Company, the depositary for the tender offer, a total of 15,472,879 million shares of FNFV common stock were properly tendered and not properly withdrawn at or below $15.00 per common share. Due to the tender offer being oversubscribed, FNF purchased only a prorated portion of those shares properly tendered by each tendering stockholder (other than “odd lot” holders whose shares were purchased on a priority basis) at or below the final per share purchase price. FNF has been informed by the depositary for the tender offer that the final proration factor for the tender offer was approximately 79%.

The depositary will promptly issue payment for shares validly tendered and accepted for purchase in accordance with applicable law. Share tendered and not accepted for purchase will be returned promptly to shareholders by the depositary in accordance with applicable law.

Questions and requests for assistance may be directed to Georgeson Inc., the information agent for the tender offer, at 800-261-1047 or in writing to 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310.

About FNF

Fidelity National Financial, Inc., is organized into two groups, FNF Core (NYSE:FNF) and FNFV. FNF Core is a leading provider of title insurance, technology and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company through its title insurance underwriters – Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York – that collectively issue more title insurance policies than any other title company in the United States. FNF also provides industry-leading mortgage technology solutions and transaction services, including MSP®, the leading residential mortgage servicing technology platform in the U.S., through its majority-owned subsidiaries, Black Knight Financial Services, LLC and ServiceLink Holdings, LLC. In addition, through FNFV we own majority and minority equity investment stakes in a number of entities, including American Blue Ribbon Holdings, LLC, J.Alexander’s, LLC, Ceridian HCM, Inc., Fleetcor Technologies, Inc. and Digital Insurance, Inc. More information about FNF can be found at www.fnf.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: shareholders’ willingness to tender common shares of FNFV; changes in general economic, business and political conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U.S. economy; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President and Treasurer, 904-854-8120,

dkmurphy@fnf.com